LICENSE AGREEMENT

This License Agreement (the "Agreement") is entered into as of September 27, 2017 (the "Effective Date") by and between Function(x) Inc., with its principal place of business at 902 Broadway, 11th Floor, New York, NY 10010 ("Fn(x)"), and Bump Digital LLC, with its principal place of business at [_________________________________] ("Bump").

In consideration of the mutual covenants and Agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.DEFINITIONS. Capitalized terms shall have the meanings ascribed to them in this Section 1. All other capitalized terms used in this Agreement not otherwise defined in Section 1 shall have the meanings assigned in the part of this Agreement in which they are defined.

a."Affiliate" means parent, subsidiary and affiliated companies of a party, if any, and the successors and permitted assigns of any of such entity.

b.“Base Fee” shall mean Ten Thousand Dollars ($10,000), minus any credit deducted in accordance with the calculations under Section 7(e), Section 9(b), Schedule 3(a), and/or Schedule 3(b).

c."Confidential Information" means, but shall not be limited to, all information relating to a party's, its Affiliate(s), or its supplier(s) business, products, or services, which is furnished or disclosed to Receiving Party by Disclosing Party or its Affiliate(s), or is acquired by Receiving Party directly or indirectly from the Disclosing Party, either orally or in writing, and which a reasonable person would assume to be of a confidential or proprietary nature. Such term shall also include all memoranda, notes, reports, documents and other media containing Confidential Information, as well as any copies and extracts of Confidential Information and any computer-generated studies and data containing Confidential Information prepared by or for the benefit of Receiving Party in connection with carrying out the relationship contemplated by this Agreement.

d.“Content” shall mean all articles and other materials provided by Bump employees or Contractors for use on Wetpaint.com. All Content is subject to review and approval by Fn(x) editorial staff (including, but not limited to, the Editor-in-Chief of Wetpaint.com), and no Content shall be posted without such approval.

e.“Content Services” shall mean services relating to the creation of content for Wetpaint.com, as set forth in Section 3(b) and as more fully described in Schedule 3(b).

f.“Contractor" means a third party that performs services on behalf of a Party or such Party’s Affiliates in accordance with the terms of this Agreement.

g."Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of an entity through record or beneficial ownership of voting securities, by contract or otherwise.

h."Disclosing Party" means any party that provides or otherwise discloses its or any third party Confidential Information to the other party.

i.“Fn(x) Monthly Fee” shall have the meaning set forth in Section 4(a).

j."Initial Term" shall have the meaning set forth in Section 6.1.

k."Management Services" mean any services relating to the management of Fn(x)’s Facebook pages provided by Bump, as described in Section 3(a) and Schedule 3(a).

l."Net Third Party Revenue" means the net revenue received by Bump relating to traffic sent to links other than Wetpaint.com from the Pages. Net Third-Party Revenue excludes revenue derived from content created on wetpaint.com by Fn(x) or its employees or its Contractors.

m.“Pages” shall mean all Facebook pages owned by Fn(x) or its Affiliates.

n.“Party” shall mean either Bump or Fn(x).

o.“Parties” shall collectively mean Bump and Fn(x).

p."Patents" means any patents and applications (including provisional applications and utility models), patents issuing from such applications, ce1iificates of invention or any other grants by any governmental entity for the protection of inventions, and all reissues, renewals, continuations, continuations-in-part, re-examinations and extensions of any of the foregoing, in the United States and all jurisdictions of the world, including all foreign and international patents and applications.

q."Receiving Party" means any party receiving any Confidential Information.

r."Renewal Term" shall have the meaning set forth in Section 6.1.

s."Services" means any Content Services and Management Services that are provided by Bump pursuant to this Agreement or any SOW entered by the Parties.

t."Statement of Work" or "SOW" means a document which incorporates the terms of this Agreement by reference, and pursuant to which Fn(x) orders certain Services from Bump.

u."Term" shall have the meaning set forth in Section 6.1.

2.LICENSE.

a.License Grant. Subject to the terms and conditions of this Agreement, Fn(x) grants to Bump an exclusive, non-transferable (except as provided herein) right during the Term to manage the Pages operated by Fn(x) or its Affiliates.

b.License Restrictions. Bump’s management of the Pages is subject to the following:

i.        Bump may not, nor allow any third party to (1) remove any product identification or proprietary rights notices; (2) otherwise use or copy the Pages except as expressly provided herein;

ii.    Bump may sublicense the management of the Pages licensed hereunder in accordance with the terms of this Agreement to (1) an Affiliate (only for so long as such person or entity remains an Affiliate of Bump) and (2) joint venture partners or non-wholly owned subsidiaries of Bump and its Affiliates, provided that any such joint venture partners shall be subject to Fn(x)'s approval, not to be unreasonably withheld (collectively, "Partners"), provided that (1) Bump and each Affiliate or Partner that has access to the Pages shall be jointly and severally liable for such parties' compliance with the terms of this Agreement, and (2) Bump shall cause each such party to agree in writing that Fn(x) is a third party beneficiary of the license agreement between Bump and such party. For the avoidance of doubt, any Contractors or Affiliates may only use the Pages for Fn(x)’s or its Affiliates' internal business purposes.

c.Retention of Rights. Fn(x) reserves all rights not expressly granted to Bump in this Agreement.

3.SERVICES.

a.    Management Services. Bump shall provide Fn(x) and its Affiliates with Management Services relating to the management of the Pages as described more fully in Schedule 3(a).

b.    Content Services. As described in Schedule 3(b), Bump will provide Content Services to Fn(x). Content Services shall include writing and other creation of content for Wetpaint.com. All providers of Content Services will be employed and paid by Bump but will take joint direction from Bump management and the Editor-in-Chief of Wetpaint.com, and the editorial staff of Fn(x) shall have approval rights over all Content provided by Bump and its Contractors, such approval not to be unreasonably withheld. During the Term of this Agreement, Fn(x) shall have the same administrative rights as Bump with respect to the Content and the Pages.

c.    Reporting.

i.        Bump shall provide Fn(x) with daily reports of traffic to and from Wetpaint.com and social traffic to the Pages from Bump sources. Fn(x) shall have the right to request additional reports, including but not limited to (i) reports of third-party traffic created by or received by Bump and (ii) reports of all revenues received by Bump from third parties related directly or indirectly to Wetpaint.com or its Pages, which information shall be provided to Fn(x) at least weekly or upon request by Fn(x) at any time. Failure to provide such reports in a timely manner shall be deemed a material breach of this Agreement.

ii.        Fn(x) may at any time request additional information or verification of the information contained in any such reports.

iii.        At the request of Fn(x), Bump shall provide Fn(x) with Bump’s internal reports with respect to revenue sources.

4.FEES.

a.    Fn(x) Monthly Fee. Bump shall pay Fn(x) the Fn(x) Monthly Fee, which shall be calculated as fifty percent (50%) of the Net Third Party Revenue less (i) the Base Fee and (ii) fifty percent (50%) of the revenue generated on Wetpaint.com.

b.    Payment of Fn(x) Monthly Fee. During the Term, Bump shall calculate the Net Third Party Revenue and shall, within forty (40) days following each calendar month, remit to Fn(x) the Fn(x) Monthly Fee, as well as any additional payments required under Section 7(d), Section 9(b), Schedule 3(a) and/or Schedule 3(b). Bump will provide with such payments a written report to Fn(x) summarizing in reasonable detail the calculation of the Net Third Party revenue. Bump will keep accurate, full, and complete records that support such reports and related calculation of the payments due under the Agreement.

c.    If during any month during the Term, the Base Fee plus fifty percent (50%) of the revenue generated on Wetpaint.com is greater than fifty percent (50%) of the Net Third Party Revenue, Fn(x) will remit that amount to Bump within forty (40) days following the end of that calendar month.

5.	INTELLECTUAL PROPERTY RIGHTS; RESTRICTIONS ON COMPETITIVE USE OF MATERIALS

a.    Ownership of Content. Except for the licenses granted herein and subject to the restrictions specified in Section 5.3, Fn(x) shall own all right, title and interest in and to the Content on wetpaint.com created pursuant to this Agreement.

b.    License to Pages. Subject to full payment to Fn(x) of all sums due for any Management Services provided hereunder and the terms and conditions of this Agreement, Fn(x) hereby grants to Bump an exclusive, non-transferable (except as provided herein) license during the Term to manage the Pages.

c.    Restrictions on Competitive Use.

i.        Notwithstanding anything to the contrary in this Agreement, Bump agrees that during the term of this Agreement it may not license the right to any Content on wetpaint.com on the Pages to any third party that directly competes with Fn(x).

ii.        Notwithstanding anything to the contrary in this Agreement, Fn(x) agrees that during the term of this Agreement it may not license the right to any Content on wetpaint.com to any third party that directly or indirectly competes with Bump.

6.TERM AND TERMINATION

a.    Term. The term of this Agreement shall commence on the effective date and continue for a period of one (1) year (the "Initial Term"), unless terminated in accordance with its term. Following the Initial Term, this Agreement shall be extended for successive additional one year terms unless terminated by a party on at least ninety (90) days’ notice prior to the expiration of the then current term (each, a "Renewal Term"). The "Term" shall mean, collectively, the Initial Term and any Renewal Term(s).

b.    Termination.

i.        Either Party may terminate this Agreement if the breaching party fails to cure any material breach of this Agreement within thirty (30) days after receiving notice of such breach from the non-breaching party. Upon such termination, all of Bump’s right to manage the Pages shall immediately cease and Bump shall promptly return to Fn(x) all documents relating to the Pages and the Content.

ii.        For the purposes of this Section 6(b), the following shall be considered a material breach of this Agreement:

1.    Failure by Bump to meet the performance standards set forth in Schedule 3(a) and/or Schedule 3(b). Failure by Bump or its Contractors to provide sufficient Content meeting Fn(x)’s editorial standards (as determined by the Editor-in-Chief of Wetpaint.com) shall be considered failure to meet the performance standards set forth in Schedule 3(b).

2.    Failure by Bump to provide to Fn(x) the reports referred to in Section 3(c).

3.    Material discrepancies between the reports referred to in Section 3(c) and the calculation of Third Party Revenue.

4.    Failure to timely make payments required under Section 4.

iii.        Starting January 1, 2018, Fn(x) has the right to terminate this Agreement with ten (10) days’ notice after the end of any quarter if the gross revenue generated by its Pages in the previous quarter is less than Two Hundred Fifty Thousand Dollars ($250,000).

c.    Suspension. Notwithstanding anything to the contrary contained in the Agreement, the Parties may temporarily suspend any Services immediately, without notice, if (a) interruption of service is necessary to prevent or protect against fraud or otherwise protect a Party or its or its Affiliates' personnel, facilities or services, (b) either Party breaches or otherwise fails to comply in any material respect with the license restrictions; or (c) the suspension is in accordance with an order, instruction or request of a government, an emergency service organization or other administrative agency having appropriate jurisdiction. The suspension shall be without prejudice to any other right or remedy either Party may have arising out of the breach or non-compliance of the other Party.

d.    Effect of Termination. Any obligations to pay fees incurred under this Agreement shall survive termination of the Agreement for any reason. Termination is not an exclusive remedy.

7.WARRANTIES

a.    Services Warranty. Bump warrants that all content created for wetpaint.com shall be performed in a professional and workmanlike manner consistent with generally accepted industry standards.

b.    Additional Warranties. Each Party warrants that (i) has all requisite corporate authority to enter into this Agreement and its performance hereunder does not and shall not conflict with any third-party contracts or agreements to which it is a party; and (ii) it has taken all necessary actions to authorize the execution and performance of this Agreement.

c.    Warranty Limitations. Each non-breaching Party must report in writing any breach of the warranties contained in this Section 7 to the breaching Party, and the exclusive remedy for any breach of such warranties shall be as contained herein.

d.    Services Warranty Remedy. Fn(x) shall have the right to reject any Content it does not feel meets its editorial standards.

e.    Other Warranty Remedies. In the event of a breach of Section 7(b) by either Party, the non-breaching Party shall be entitled to a credit equal to the pro rata portion of its Monthly Fee. The credit shall be calculated by dividing such Party’s Monthly Fee by the number of days the breaching Party remains in breach.

8.LIMITATION OF REMEDIES AND DAMAGES

a.    EXCEPT FOR BREACHES OF SECTION 2 (LICENSE) OR SECTION 9 (CONFIDENTIALITY), IN NO EVENT SHALL EITHER PARTY, OR ITS CONTRACTORS BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOSS OF PROFITS, DATA OR USE, INCURRED BY EITHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

b.    Any breach of Section 2 (License), Section 9 (Confidentiality), or any amounts to be paid hereunder, the aggregate and cumulative liability of each party and its suppliers for damages hereunder shall in no event exceed the amount of fees paid or owed by a Party under this Agreement, and if such damages relate to particular Services, such liability shall be limited to fees paid for the Services giving rise to the liability.

9.CONFIDENTIALITY.

a.    Disclosure of Confidential Information. The Receiving Party may not disclose the Disclosing Party's Confidential Information to any third party except the Receiving Party's representative and advisors, and only to the extent that such disclosure is necessary for the performance of the Receiving Party's obligations and exercise of Receiving Party's rights under this Agreement, provided, however, that before disclosing any Confidential Information of the Disclosing Party, the Receiving Party shall ensure that all such persons receiving Confidential Information shall (i) be subject to a written confidentiality Agreement with the Receiving Party that is at least as protective of the Disclosing Party's Confidential Information as this Agreement, and (ii) have been informed of the confidential nature of the Confidential Information. Additionally, if a Receiving Party is ordered by a court, administrative agency, regulatory agency, or other governmental body of competent jurisdiction to disclose Confidential Information, or if it is served with or otherwise becomes aware of a motion or similar request that such an order be issued or if deemed advisable by the Party or its counsel in connection with any public filing that disclosure be made., then the Receiving Party will not be liable to the Disclosing Party for disclosure of Confidential Information required thereby.

b.    Restrictions on Use of Confidential Information. The Receiving Party agrees to use reasonable care, but in all events at least the same degree of care that it uses to protect its own confidential and proprietary information of similar importance, to prevent the unauthorized use, disclosure, or availability of Confidential Information of the Disclosing Party. Except as otherwise expressly permitted by this Agreement, the Receiving Party shall not (i) disclose, duplicate, copy, transmit or otherwise disseminate in any manner whatsoever any Confidential Information of the Receiving Party; (ii) use the Confidential Information of the Disclosing Party for the Receiving Party's own benefit or that of any third party or for any purpose other than performance of this Agreement; (iii) commercially exploit any Confidential Information of the Disclosing Party; or (iv) acquire any right to, or assert any lien against, the Confidential Information of the Disclosing Party.

c.    Exceptions to Confidential Treatment. Confidential Information shall not include, and the obligations herein shall not apply to, information that (i) is now or subsequently becomes generally available to the public through no fault of Receiving Party; (ii) Receiving Party can demonstrate was rightfully in its possession prior to disclosure to Receiving Party by Disclosing Party; (iii) is independently developed by Receiving Party without the use of any Confidential Information provided by Disclosing Party; or (iv) Receiving Party rightfully obtains from a third party (without restriction and without breach of any agreement) who has the right, without obligation to Disclosing Party, to transfer or disclose such information.

d.    Return of Confidential Information. Except as otherwise provided in this Agreement, upon termination of this Agreement, or upon the Disclosing Party's earlier request, the Receiving Party shall promptly return to the Disclosing Party, or destroy, all of the Disclosing Party's Confidential Information then in the Receiving Party's possession, except for any data retained by the Receiving Party pursuant to its automatic back-up/retention policy. The Receiving Party shall, if requested in writing, certify its respective compliance with the foregoing provision.

e.    Injunctive Relief. It is agreed that the unauthorized use or disclosure of any Confidential Information by Receiving Party in violation of this Agreement may cause severe and irreparable damage to Disclosing Party, for which monetary damages may be insufficient. In the event of any violation of this Agreement, Receiving Party agrees that Disclosing Party may, without posting a bond, seek from any court of competent jurisdiction preliminary and/or permanent injunctive relief to prevent disclosure and/or to prohibit further disclosure.

10.MISCELLANEOUS

a.    Assignment. Except as otherwise provided in this Section 10.1, neither Party may assign this Agreement without the other party's written consent, such consent not to be unreasonably withheld or delayed; provided, however, that no consent shall be required if (i) either party assigns this Agreement to an Affiliate or in connection with a merger, acquisition, or sale of all or substantially all of its assets, unless the Affiliate or surviving entity is a direct competitor of the other party, and so long as: (x) such Affiliate or surviving entity agrees to be bound in writing by the terms of this Agreement, and (y) the assigning or transferring entity provides the other party with notice of the assignment or transfer and the Affiliate or surviving entity's written assent to the terms of this Agreement within thirty days of the assignment or transfer, or (ii) either Party assigns its right to receive and collect payments hereunder. This Agreement and all of its terms, conditions and covenants are intended to be fully effective and binding, to the extent permitted by law, on the successors and permitted assigns of the parties hereto.

b.    Governing Law; Jurisdiction. The Agreement shall be governed by and construed under the laws of the State of New York without regard to the conflicts of law provisions thereof. There parties hereby consent to the exclusive jurisdiction of the federal and state courts located in New York County, New York.

c.    Notices. All notices delivered under the Agreement shall be in writing and deemed given upon receipt when delivered personally or upon confirmation of receipt following delivery of (i) nationally recognized overnight courier service or (ii) registered or certified mail, return receipt requested, postage prepaid, in each case addressed to the Legal Department at the address indicated above, or at such other address of which one party is notified by the other in writing.

d.    Severability. If a provision of the Agreement or portion thereof is found to be invalid or unenforceable under applicable law, it shall be omitted from the Agreement without invalidating the remainder of such provision or the remaining provisions of the Agreement. The waiver by either party of any default or breach of any provision of this Agreement shall not constitute a waiver of any other or subsequent default or breach.

e.    Force Majeure. Each party will be excused from performance for any period during which, and to the extent that, it or its subcontractor(s) is prevented from performing any obligation or service, in whole or in part, as a result of causes beyond its reasonable control, and without its fault or negligence, including without limitation, acts of God, strikes, lockouts, riots, acts of war, epidemics, communication line failures, and power failures.

f.    Relationship of the Parties. Nothing in this Agreement shall be construed to create a partnership, joint venture or agency relationship between the parties

g.    Entire Agreement. The Agreement, including the attached Schedules and any Statement(s) of Work, represents the entire Agreement between the parties, and expressly supersedes and cancels any other agreements, whether oral or written, on the subjects herein. Each party acknowledges that it is not entering into the Agreement on the basis of any representations not expressly contained herein. Other than as specified herein, this Agreement may only be supplemented or modified by an amendment in a writing executed by the parties. No additional or conflicting term in a purchase order or other document shall have any effect.

h.    Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which will be considered an original, but all of which together will constitute one and the same instrument. The exchange of digital copies of a fully executed Agreement (in counterparts or otherwise) shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Signatures on following page

BUMP DIGITAL LLC                FUNCTION(X) INC.

By:                            By:
Name:                            Name:
Title:                            Title:

SCHEDULE 3(A)

Management Services

During the Term of this Agreement, Bump shall provide the following Management Services to Fn(x):

Management of all Facebook pages owned by Fn(x), including, but not limited to:

Wetpaint
Real Housewives of Atlanta Fansite
Bachelor Fansite
Bachelorette Fansite
Teen Mom Fansite
Kardashians Fansite
Real Housewives Fansite
Pretty Little Liars Fansite
Dancing with the Stars Fansite
Vampire Diaries Fansite
Game of Thrones Fansite
Grey's Anatomy Fansite
Empire Fansite
The Voice Fansite - https://www.facebook.com/TheVoiceFansite/
Wetpaint Millennial Pink - https://www.facebook.com/WetpaintPink/
RantCars
RantChic
RantFinance
RantFood
RantGamer
RantGizmo
RantHollywood
RantLifestyle
RantNow
RantPets
RantPlaces
RantPolitical
RantSports
RantVideo

During the Term of this Agreement, Bump and its Contractors shall post an average of one hundred fifty (150) posts per day on the Pages (such posts shall be across all Pages, not 150 posts per Page) or four thousand five hundred (4,500) posts per month. If in any month, Bump and its Contractors shall have posted an average of less than 150 times per day on the Pages pieces of Content shall have been created by Bump Contractors, Fn(x) shall be entitled to an additional payment to the Fn(x) Monthly Fee. The additional payment shall be calculated by subtracting the number of posts in the month from 4,500, dividing the result from 4,500, and multiplying that amount by ten-thousand dollars ($10,000).

SCHEDULE 3(B)

Content Services

During the Term of this Agreement, Bump shall employ or contract with writers and content creators to create Content for Wetpaint.com. Such Bump employees and Contractors shall be employed by Bump and paid by Bump, but shall report to the Editor-in-Chief of Wetpaint.com. Similarly, any Contractors hired to create Content for Wetpaint.com shall be under contract with Bump and paid by Bump, but such Contractors shall report to the Editor-in-Chief of Wetpaint.com. Any Content created by Bump employees and Contractors shall be subject to the editorial standards of Wetpaint.com, and Fn(x) reserves the right to reject any Content not meeting such standards.

During the Term of this Agreement, Bump employees and Contractors shall create an average of ten (10) pieces of Content per day for every day where wetpaint.com is online, able to serve ads, and able to use photos per its current licensing agreements. For example, if the ad server is non-operational, if hosting services are down so that the wetpaint.com is inaccessible, and/or if the photos on wetpaint.com’s standard licensing agreements become unavailable for use for two (2) days, Bump is obligated to create twenty (20) less pieces of content for that month. If in any month, less than 300 pieces of Content shall have been created by Bump Contractors, Fn(x) shall be entitled to an additional payment to the Fn(x) Monthly Fee. The credit shall be calculated by subtracting the number of pieces of Content in the month from 300, dividing the result from 300, and multiplying that amount by ten-thousand dollars ($10,000).

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